Exhibit 5.1

May 24, 2023
Thermo Fisher Scientific Inc.
168 Third Avenue
Waltham, Massachusetts 02451
Re:     Thermo Fisher Scientific Inc. Amended and Restated 2013 Stock Incentive Plan
Thermo Fisher Scientific Inc. 2023 Global Employee Stock Purchase Plan
Ladies and Gentlemen:
I am the Secretary and Deputy General Counsel to Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), and have acted as counsel in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-8 (the “Registration Statement”), of an aggregate of 19,000,000 shares of the Company’s Common Stock, $1.00 par value per share (the “Shares”), (i) 7,000,000 which are issuable in connection with the Thermo Fisher Scientific Inc. Amended and Restated 2013 Stock Incentive Plan (the “Plan”) and (ii) 12,000,000 of which are issuable in connection with the Thermo Fisher Scientific Inc. 2023 Global Employee Stock Purchase Plan (the “ESPP”).
I have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, as well as other corporate records, documents, agreements or other instruments of the Company, and have made investigations of law and discussed with the Company’s representatives questions of fact that I have deemed necessary or appropriate.
I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan or the ESPP, as applicable, the Shares will be validly issued, fully paid and nonassessable.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Julia L. Chen

Julia L. Chen Secretary and Deputy General Counsel